Safetek International Inc.
Oriens Life Sciences Ltd.
23 Aminadav St.
Tel Aviv, Israel, 67898
Tel: +972-3-5613468
Fax: +972-3-5613465
Email: info@oriensls.com
www.oriensls.com

ORIENS LIFE SCIENCES

To:

Date: June 21, 2006

1. SafeTek International Inc.
2. Oriens Life Sciences (Israel) Ltd.

23 Aminadav St.
Tel Aviv, Israel

Re: Letter of Resignation

Dear Sirs,

As a result of substantial disagreement with SafeTek (The "Company") current management regarding the Company's future business direction, as well as ongoing discomfort of the Company's management conduct (as indicated by numerous comments and appeals in board meetings, emails etc) I hereby inform you that, effective as of the date hereof, I the undersigned, hereby submit my resignation from the board of directors of each of SafeTek International Inc. and Oriens Life Sciences (Israel) Ltd. (together, the "Companies"), and waive any right to attend or participate in any meeting, vote, discussion or other such activity of the Board of Directors of each of the companies.

Sincerely Yours,

J-P.E. Martinez

**Name of board memeber**